UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Opsware Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 25, 2007

Dear Stockholder:

We are pleased to invite you to the 2007 Annual Meeting of Stockholders of Opsware Inc. on Tuesday, June 26, 2007 to be held at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California beginning at 9:30 a.m., Pacific Time.

Enclosed are the Notice of Annual Meeting of Stockholders and the Proxy Statement describing the business that will be acted upon at the Annual Meeting. Please vote on each of the business items to come before the meeting, as it is important that your shares are represented. Whether or not you plan to attend the meeting, please vote your shares by submitting your voting instructions on the Internet or by telephone, or complete and return the enclosed proxy card in the envelope provided.

We have also enclosed a copy of Opsware’s Annual Report on Form 10-K. We encourage you to read the Annual Report on Form 10-K, which includes information on our products, operations, markets and goals, as well as our audited financial statements for the fiscal year ended January 31, 2007.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Marc L. Andreessen	Benjamin A. Horowitz
Chairman of the Board	President and CEO
Sunnyvale, California
May 25, 2007

599 N. Mathilda Avenue  |  Sunnyvale, CA 94085  |  phone 408-744-7300  |  fax 408-744-7379  |  www.opsware.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Opsware Inc., a Delaware corporation, will be held on Tuesday, June 26, 2007, at 9:30 a.m., Pacific Time, at the Sheraton Hotel at 1100 North Mathilda Avenue, Sunnyvale, California for the following purposes:

1.      To elect two directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.      To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008; and

3.      To transact such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof, including any motion to adjourn or postpone to a later date to permit further solicitation of proxies if necessary.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on May 11, 2007 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares by submitting your voting instructions on the Internet or by telephone, or complete and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

Jordan J. Breslow
General Counsel and Secretary
Sunnyvale, California
May 25, 2007

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN,
DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE.

599 N. Mathilda Avenue  |  Sunnyvale, CA 94085  |  phone 408-744-7300  |  fax 408-744-7379  |  www.opsware.com

The information contained under the captions “Report of the Compensation and Organizational Development Committee Regarding Compensation,” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference into such filing.

PROXY STATEMENT FOR 2007
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Opsware Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, June 26, 2007 at 9:30 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Sheraton Hotel at 1100 N. Mathilda Avenue, Sunnyvale, California. Our principal executive offices are at 599 N. Mathilda Avenue, Sunnyvale, California 94085, and our telephone number is (408)744-7300.

These proxy solicitation materials and the Annual Report on Form 10-K for the fiscal year ended January 31, 2007, including audited financial statements, were first mailed on or about May 25, 2007 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

Stockholders of record at the close of business on May 11, 2007, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Opsware has one class and series of shares outstanding, designated common stock, $0.001 par value per share. As of the record date, 105,427,233 shares of our common stock were issued and outstanding and held of record by approximately 1,284 stockholders. No shares of our preferred stock are outstanding.

Solicitation of Proxies

This solicitation of proxies is made by Opsware, and all related costs will be borne by Opsware. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•       delivering to Opsware (Attention: Jordan J. Breslow, General Counsel and Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or

•       attending the meeting, establishing your right to vote and voting in person.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

Voting

Each stockholder is entitled to one vote for each share held as of the record date.

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors and FOR

Proposal Two and such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Quorum

A quorum is required for stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of shares having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting will constitute a quorum.

Effect of Abstentions

While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining the presence of a quorum for the transaction of business and should not be counted for purposes of determining the outcome on the matters before the 2007 Annual Meeting. If a stockholder chooses to leave shares unvoted, they will not be counted for the purpose of establishing a quorum or determining the outcome of any of the proposals.

Effect of “Broker Non-Votes”

If a stockholder does not give its broker instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters, which include all of the proposals to be voted on at our Annual Meeting this year. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are counted for the purpose of establishing a quorum and will also be counted for the purpose of determining the outcome of all of the proposals. If a broker chooses to leave shares unvoted, even on “routine” matters, they will not be counted for the purpose of establishing a quorum or determining the outcome of any of the proposals.

Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a matter is not “routine,” a broker generally would not be entitled to vote its customers’ unvoted shares. These so-called “broker non-votes” would be counted for the purpose of establishing whether a quorum is present, however, these would not be taken into account in determining the outcome of any of the proposals.

Vote Required

With respect to Proposal One, a plurality of the votes duly cast will be required to elect each nominee to the Board. With respect to Proposal Two, the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote is required to approve this proposal.

Voting via the Internet and by Telephone

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program.

Registered shareholders may vote electronically through the Internet by following the instructions included with their proxy card. A shareholder not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at an Annual Meeting if they comply with the requirements of Delaware law, our bylaws and the proxy rules established by the Securities and Exchange Commission. Proposals of our stockholders that are intended to be included in the proxy statement and form of proxy relating to our 2008 Annual Meeting or that are intended to be presented directly at that meeting must be received by us no later than 120 days prior to the one-year anniversary of the date of this Proxy Statement, or January 26, 2008.

In the event that the date of the 2008 Annual Meeting is changed by more than 30 days from the date of the 2007 Annual Meeting, to be timely, notice by a stockholder must be received no later than the close of business on the later of 120 calendar days in advance of the 2008 Annual Meeting and 10 calendar days following the date on which public announcement of the date of the 2008 Annual Meeting is made. Assuming the date of the 2008 Annual Meeting is not changed by more than 30 days from the date of the 2007 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies on such proposals in its discretion if (a) we receive notice before the close of business on January 26, 2008 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter or (b) we do not receive notice of the proposal on or before April 10, 2008 and we advise stockholders in next year’s proxy statement that management will vote proxies on such proposals in its discretion.

In submitting proposals, stockholders must comply with the procedural requirements of our bylaws and the Securities Exchange Act. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including any conditions established by the Securities and Exchange Commission.

All submissions to, or requests from, the Secretary of Opsware should be made to our principal executive offices at 599 N. Mathilda Avenue, Sunnyvale, California 94085 (Attention: Jordan J. Breslow, General Counsel and Secretary).

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is classified into three classes, with two members in each of Class I and Class II and three members in Class III. Members of our Board serve staggered three-year terms. At each Annual Meeting, one class of directors is elected for a term of three years to succeed those directors whose terms expire on the date of that Annual Meeting. At this Annual Meeting, Class I will stand for re-election.

Directors and Nominees

The nominees for election to Class I of the Board at this Annual Meeting are Benjamin A. Horowitz and Simon M. Lorne. If elected, Messrs. Horowitz and Lorne will serve as directors (i) until the Annual Meeting of Stockholders in 2010 (or until their earlier resignation or removal) and (ii) until their respective successors are elected and qualified. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Opsware’s nominees.

We are not aware that any of the nominees will be unable or will decline to serve as a director. In the event that any of the nominees are unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Mike J. Homer, a Class II member of the Board of Directors whose term of office is scheduled to expire at our 2008 Annual Meeting, has notified Opsware of his intention to resign from the Board of Directors for personal reasons.

The following table presents information regarding our directors and the nominees for election to our Board of Directors as of the date of this proxy statement:

Class	Expiration of Term	Name	Age	Current Occupation/Position	Director Since
Class I	2010 Annual Meeting	Benjamin A. Horowitz	40	President, Chief Executive Officer and Director, Opsware Inc.	1999
		Simon M. Lorne	61	Vice Chairman and Chief Legal Officer, Millennium Partners, LP	2002
Class II	2008 Annual Meeting	Marc L. Andreessen	35	Chairman of the Board, Opsware Inc.	1999
		Mike J. Homer	49	Director, Opsware Inc.	2003
Class III	2009 Annual Meeting	William V. Campbell	66	Chairman of the Board, Intuit Inc.	2000
		Michael S. Ovitz	60	Principal, CKE Associates	2000
		Michelangelo A. Volpi	40	Director, Opsware Inc.	2003

Nominees for Election at the 2007 Annual Meeting

Benjamin A. Horowitz is a co-founder of Opsware and has served as our President and Chief Executive Officer and as a director since September 1999. Prior to co-founding Opsware, Mr. Horowitz served as Vice President and General Manager of the E-Commerce Platform division of America Online, Inc. from April 1999 to September 1999. From July 1995 to April 1999, Mr. Horowitz was a vice president at Netscape Communications. Mr. Horowitz serves on the board of directors of MIPS Technologies, Inc. Mr. Horowitz holds a B.A. in computer science from Columbia University and an M.S. in computer science from the University of California, Los Angeles.

Simon M. Lorne has served as a director of Opsware since September 2002. Mr. Lorne is currently Vice Chairman and Chief Legal Officer of Millennium Partners L.P., a hedge fund. From 1999 to 2004,

Mr. Lorne was a partner of the law firm of Munger, Tolles & Olson LLP. From 1996 to 1997, Mr. Lorne was a Managing Director of Salomon Brothers, an investment banking firm, where he served as global head of internal audit of that firm and of its parent corporation, Salomon Inc., and as a senior member of the control team. Following the 1997 merger of Salomon Inc. into Travelers Group Inc. (and of Salomon Brothers into Salomon Smith Barney), he continued as a Managing Director and as a senior member of the legal department. After the 1998 merger of Travelers Group Inc. with Citicorp to form Citigroup Inc., he organized and coordinated the global compliance function of Citigroup Inc., which embraced the securities, banking and insurance activities of that entity while continuing as a Managing Director of Salomon Smith Barney. From 1993 to 1996, Mr. Lorne served as General Counsel of the United States Securities and Exchange Commission. Mr. Lorne is also on the Board of Directors of Teledyne Technologies Incorporated, a provider of electronic components, instruments and communications products, as well as systems engineering solutions and information technology services. Mr. Lorne holds an A.B. in economics from Occidental College and a J.D. from the University of Michigan Law School.

The Board unanimously recommends voting FOR the election of
Benjamin A. Horowitz and Simon M. Lorne to Class I of the Board.

Directors Continuing in Office Until the 2008 Annual Meeting

Marc L. Andreessen is a co-founder of Opsware and has served as the Chairman of our board of directors since September 1999. Prior to co-founding Opsware, Mr. Andreessen served as Chief Technology Officer of America Online, Inc. from March 1999 to September 1999. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions from April 1994 until March 1999, including Chief Technology Officer and Executive Vice President of Products. He served on Netscape’s board of directors from April 1994 until March 1999. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign.

Mike J. Homer has served as a director of Opsware since August 2003. Mr. Homer served as the Chairman of Kontiki, Inc., a video on demand solutions company, from November 2000 to March 2007 and served as Kontiki’s Chief Executive Officer from November 2000 to November 2003. From April 1999 to November 2000, Mr. Homer was Senior Vice President at America Online. From October 1994 to April 1999, Mr. Homer held various positions at Netscape Communications, including Executive Vice President, Sales and Marketing and General Manager of Netscape Netcenter. From April 1994 to October 1994, Mr. Homer was a consultant. From August 1993 to April 1994, Mr. Homer served as Vice President, Engineering at EO Corporation, a hand-held computer manufacturer, and from July 1991 to July 1993, Mr. Homer was Vice President, Marketing of Go Corporation, a pen-based software company. From 1982 to 1991, Mr. Homer held various technical and marketing positions at Apple Computer, Inc.. Mr. Homer holds a B.S. in finance from the University of California at Berkeley.

Directors Continuing in Office Until the 2009 Annual Meeting

William V. Campbell has served as a director of Opsware since August 2000. Mr. Campbell has served as a director of Intuit Inc., a finance software and services company, since April 1994 and as Chairman of the board of directors of Intuit since August 1998. He also served as Intuit’s Acting Chief Executive Officer from September 1999 to January 2000 and as its President and Chief Executive Officer from April 1994 to July 1998. Mr. Campbell also serves on the board of directors of Apple Computer, Inc. Mr. Campbell holds both a B.A. in economics and an M.A. from Columbia University, where he has been appointed as the Chairman of the Board of Trustees.

Michael S. Ovitz has served as a director of Opsware since July 2000. Mr. Ovitz co-founded Creative Artists Agency, a talent representation company, and served as its Chairman from 1975 to 1995. Mr. Ovitz has served as a Principal of CKE Associates, a consulting company, since July 2002. From December 1998 to June 2002, Mr. Ovitz was a Principal of Artists Management Group, a talent representation company. From January 1997 to December 1998, Mr. Ovitz was a self-employed private investor. From October 1995 to December 1996, Mr. Ovitz was President of The Walt Disney Company. Mr. Ovitz currently serves a member of the Board of Directors of D.A.R.E. America and the Board of Advisors at the University of California, Los Angeles School of Theater, Film and Television. Mr. Ovitz also serves on the Board of Trustees of the Museum of Modern Art in New York City and is a member of the Council on Foreign Relations. Mr. Ovitz holds a B.A. in psychology from the University of California, Los Angeles.

Michelangelo A. Volpi has served as a director of Opsware since August 2003. Mr. Volpi currently serves as an advisor to Cisco Systems, Inc., a network equipment manufacturer. From 1994 to February 2007, Mr. Volpi held various positions at Cisco, including Senior Vice President and General Manager of the Routing and Service Provider Group and Chief Strategy Officer. Mr. Volpi holds a B.S. in mechanical engineering, an M.S. in manufacturing systems engineering and an M.B.A., all from Stanford University.

There are no family relationships between any of our directors, executive officers or nominees for election at the 2007 Annual Meeting.

We do not have a formal policy regarding attendance by members of our Board at our Annual Meeting. Mr. Horowitz attended our 2006 Annual Meeting.

Board Meetings

The Board held a total of eight meetings during the fiscal year ended January 31, 2007. No director attended less than 75% of the total number of meetings of the Board and all committees on which such director served during the fiscal year ended January 31, 2007, except that Mr. Volpi attended nine of the thirteen total meetings held by the Board and the committee on which he served during the past fiscal year.

Director Independence

As required under NASDAQ Global Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of any relevant transactions or relationships between each director, or any of his or her family members, and Opsware, our senior management and our independent registered public accounting firm, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, other than Mr. Andreessen and Mr. Horowitz.

In making its independence determinations, the Board reviewed transactions and relationships, if any, between the director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information. Specifically, this review considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between Opsware and its affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between Opsware and/or its subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Board Committees

Our Board currently has three committees: (i) an audit committee, (ii) a compensation and organizational development committee (which we also refer to in this proxy statement as our “compensation committee”) and (iii) a nominating and corporate governance committee. The charter for each committee is available on our website at http://www.opsware.com/company/governance.

The following is membership information for each committee, followed by a brief description of each committee’s functions.

Board Member	Audit Committee		Compensation & Organizational Development Committee		Nominating & Corporate Governance Committee
Benjamin A. Horowitz
Simon M. Lorne	X	*	X		X
Marc L. Andreessen
Mike J. Homer	X
William V. Campbell	X		X	*	X
Michael S. Ovitz					X	*
Michelangelo A. Volpi			X
Total meetings in past fiscal year	8		5		3

* = Committee Chairperson

Audit Committee.   Each member of this committee is “independent” and meets the financial experience requirements under both the Securities and Exchange Commission rules and the NASDAQ Global Market listing standards. The Board has also determined that Mr. Lorne is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is “financially sophisticated” within the meaning of the rules of the NASDAQ Global Market. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm. In addition, the Audit Committee reviews the results and scope of audit and other services provided by our independent registered public accounting firm and reviews the accounting principles and auditing practices and procedures to be used for our financial statements, our financial reporting process and our internal control systems and practices.

Compensation and Organizational Development Committee.   Each member of this committee is “independent” under the NASDAQ Global Market listing standards, an “outside director” under Section 162(m) of the Internal Revenue Code and the regulations thereunder and a “non-employee director” under the Securities Exchange Act. The Compensation Committee has delegated authority to Mr. Horowitz to grant stock options to non-executive employees within defined parameters, including a limitation that grants to any single individual may not exceed 75,000 shares of common stock. For more information relating to our equity granting practices, please see the discussion below under “Executive Compensation—Compensation Discussion and Analysis—Equity Grant Policy and Practices.” The Compensation Committee reviews and determines the compensation of our executive officers, reviews and recommends to the Board the compensation of our non-employee directors, administers our equity compensation plans, reviews our policies generally relating to compensation and benefits and assists in matters related to the company’s organizational structure. Please see the discussion below under “Executive Compensation—Compensation Discussion and Analysis” for further information relating to the Compensation Committee.

Nominating and Corporate Governance Committee.   Each member of this committee is “independent” under the NASDAQ Global Market listing standards. The Nominating and Corporate Governance Committee identifies, evaluates and nominates candidates for appointment or election as members of our Board, makes recommendations regarding the structure and composition of our Board and committees and advises the Board with respect to corporate governance matters.

Consideration of Director Nominees

Our Nominating and Corporate Governance Committee generally identifies nominees for our Board based upon recommendations by our directors and management. The Nominating and Corporate Governance Committee will also consider recommendations for nominees for our Board that are properly submitted by our stockholders in accordance with the procedure set forth in our bylaws. To date, we have not received any such recommendations from our stockholders. Stockholders can recommend qualified candidates for our Board by writing to our corporate secretary at Opsware Inc., 599 N. Mathilda Ave., Sunnyvale, CA 94085. Submissions that are received and meet the criteria outlined below will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. If you would like to recommend a director nominee for the 2008 Annual Meeting, we request that you submit the recommendation at least three months prior to the end of the fiscal year ending January 31, 2008 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy regarding stockholder nominations should be adopted.

The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our Board, while maintaining a sense of cooperation that is conducive to a productive working relationship within the Board and between the Board and management. To this end, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

Stockholder Communications with Our Board

Our stockholders may communicate with our Board or any of our individual directors by writing to them care of Opsware Inc., 599 N. Mathilda Ave., Sunnyvale, CA 94085.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all employees, including our chief executive officer and senior financial officers, including our chief financial officer and controller, and all directors. This code is available on our website at http://www.opsware.com/company/governance. We intend to make all required disclosures concerning any amendments to, or waivers from, our code of conduct and ethics on our website.

Director Compensation

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a director during fiscal year ended January 31, 2007, which we refer to in this proxy statement as “fiscal 2007.” For compensation and equity award information regarding Mr. Horowitz, who is also the President and Chief Executive Officer of Opsware, please see the section of this proxy statement entitled “Executive Compensation.”

Name	Fees Earned or Paid in Cash		Option Awards (1)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Compensation
Marc L. Andreessen	$260,000	(3)	$712,185	—	—	$972,185
William V. Campbell	—		85,488	—	—	85,488
Mike J. Homer	—		110,309	—	—	110,309
Simon M. Lorne	75,000		89,031	—	—	164,031
Michael S. Ovitz	—		85,488	—	—	85,488
Michelangelo A. Volpi	—		110,309	—	—	110,309

(1)          Amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended January 31, 2007 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 2000 Incentive Stock Plan. The calculation for each individual named above includes any equity awards held by such individual that vested during the year ended January 31, 2007. Assumptions used in the calculation of these amounts are described in footnote 1 to our audited financial statements for the year ended January 31, 2007.

The grant date fair value of each stock option awarded to our directors in fiscal 2007 is set forth in the following table:

Name	Grant Date	Grant Date Fair Value of Stock Options (a)
Marc L. Andreessen	3/15/06	$336,357
William V. Campbell	6/20/06	133,835
Mike J. Homer	6/20/06	133,835
Simon M. Lorne	6/20/06	133,835
Michael S. Ovitz	6/20/06	133,835
Michelangelo A. Volpi	6/20/06	133,835

(a)          The amounts shown reflect the fair value of the award on the grant date used to determine the compensation expense under FAS 123(R) associated with the grant in our company’s consolidated financial statements and has been calculated using the Black-Scholes valuation model. The valuations are based on the assumptions discussed in Note 1 to our company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007. The Black-Scholes valuation model is only one of the methods available for valuing options, and our company’s use of this model should not be interpreted as a prediction as to the actual value that may be realized on the award. The actual value of the award may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the exercise price at the time of exercise.

(2)          A summary of options outstanding as of January 31, 2007 for each of our directors is as follows:

Name	Options Outstanding (#)
Marc L. Andreessen	1,932,000
William V. Campbell	175,000
Mike J. Homer	125,000
Simon M. Lorne	150,000
Michael S. Ovitz	225,000
Michelangelo A. Volpi	125,000

(3)          Represents cash compensation paid to Mr. Andreessen during fiscal 2007 for his services as Chairman of the Board. As part of the Compensation Committee’s review in May 2006 of the Chairman’s compensation, the Committee adjusted Mr. Andreessen’s annual cash compensation to $180,000. Mr. Andreessen continued to receive annualized cash compensation of $260,000 following this date and, accordingly, Mr. Andreessen’s cash compensation for the remainder of fiscal 2008 has been reduced by $80,000, plus interest, to ensure that Mr. Andreessen’s total cash compensation over this period reflects the aggregate amount approved by the Committee.

Stock Options.   Our Director Option Program, which is part of our 2000 Incentive Stock Plan, provides for the automatic grant of nonstatutory stock options to outside directors on the date of each Annual Meeting of our stockholders, if immediately after the meeting, he or she continues to serve on the Board and has been a director for at least six months prior to the Annual Meeting. A new outside director is granted an option to purchase 50,000 shares when that person first becomes a director, except for those directors who become outside directors by ceasing to be inside directors. Twenty-five percent of the shares subject to the option vest and become exercisable on the first anniversary of the date of grant, and 1/48th of the shares subject to the option vest and become exercisable each month thereafter, provided the individual remains an outside director on those dates.

All options granted under our Director Option Program have a term of ten years and an exercise price equal to the fair market value on the date of grant. After termination as an outside director, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will accelerate in full and remain exercisable for 12 months. In all other cases, the option will remain exercisable for three months. In the event of our merger with or into another corporation or a sale of substantially all of our assets, all of the outstanding options granted pursuant to the Director Option Program become fully vested and exercisable.

Other.   We will reimburse each member of our Board for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings. We also extend coverage to our Board members under our company’s directors’ and officers’ indemnity insurance policy.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2008. The Board recommends that stockholders vote for the ratification of such appointment. Although ratification of such appointment by stockholders is not required by our bylaws or otherwise, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Opsware and its stockholders. In the event of a negative vote on ratification, the audit committee will reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since January 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board unanimously recommends voting FOR the ratification of the appointment of
Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

Principal Accountant Fees and Services

Set forth below are the fees paid for the services of Ernst & Young LLP in fiscal 2007 and fiscal 2006.

	Fiscal 2007	Fiscal 2006
Audit Fees	$1,442,221	$1,349,048
Audit-Related Fees	$—	$—
Tax Fees	$148,554	$11,540
Total:	$1,590,775	$1,360,588

Audit Fees consist of fees billed for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements included in our report on Form 10-K, the review of our quarterly financial statements included in our reports on Form 10-Q, the issuance of consents related to our filing of registration statements, and other services that generally only the independent registered public accounting firms reasonably can provide in connection with statutory and regulatory filings. The audit fees also include fees incurred in connection with Ernst & Young LLP’s audit of our internal control and related compliance required under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”

Tax Fees consist of fees billed for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, tax consultation and tax planning services.

The audit committee’s policy is to pre-approve all appropriate audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. The audit committee pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP during fiscal 2007 in accordance with this policy.

The audit committee is sensitive to the concern that some non-audit services, and related fees, could appear to impair independence and the committee believes it important that independence be maintained. However, the committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Ernst & Young LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The audit committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without compromising independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following table sets forth information regarding beneficial ownership of common stock as of May 11, 2007, by:

•       our named executive officers;

•       each of our directors and the nominees for directors;

•       all executive officers and directors as a group; and

•       each person or entity known to us to own beneficially more than 5% of our common stock.

Applicable percentage ownership is based on 105,427,233 shares of common stock outstanding as of May 11, 2007. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days of May 11, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder’s name.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned
Directors and Executive Officers:
Marc L. Andreessen(1)	9,691,680	9.1%
Benjamin A. Horowitz(2)	5,936,143	5.5%
Mark D. Cranney(3)	860,231	*
John L. O’Farrell(4)	1,033,529	1.0%
David F. Conte(5)	334,464	*
James E. Adkins(6)	578,987	*
Sharlene P. Abrams(7)	404,409	*
Michael S. Ovitz(8)	1,170,812	1.1%
Mike J. Homer(9)	785,626	*
William V. Campbell(10)	212,500	*
Simon M. Lorne(11)	119,500	*
Michelangelo A. Volpi(12)	170,047	*
All directors and executive officers as a group (14 persons)(13)	25,575,999	24.3%
5% Stockholders:
Delaware Management Holdings(14)	5,476,947	5.2%
FMR Corp.(15)	15,204,118	14.4%

*                    Represents less than 1% of our outstanding stock

(1)          Represents 6,458,785 shares held by the Andreessen 1996 Living Trust, Marc L. Andreessen as Trustee, 1,438,000 shares held by the 1996 Andreessen Charitable Remainder Trust, Marc L. Andreessen and J.P. Morgan Trust Company, N.A. as Trustees, and 1,794,895 shares issuable upon exercise of outstanding options held by Mr. Andreessen and exercisable within 60 days of May 11, 2007.

(2)          Represents 3,828,850 shares held by the Horowitz Family Trust dated August 29, 1997, Benjamin A. and Felicia A. Horowitz, Trustees, 250,003 shares held by the Horowitz Children’s Trusts, each dated June 8, 2000, Jonathan Daniel as Trustee, and 1,857,290 shares issuable upon exercise of outstanding options held by Mr. Horowitz exercisable within 60 days of May 11, 2007.

(3)          Represents 144,086 shares held by Mr. Cranney individually (of which 137,500 shares were subject to a right of repurchase as of May 11, 2007) and 821,688 shares issuable upon exercise of outstanding options held by Mr. Cranney exercisable within 60 days of May 10, 2007.

(4)          Represents 35,153 shares held by the O’Farrell-Principe Living Trust and 998,394 shares issuable upon exercise of outstanding options held by Mr. O’Farrell exercisable within 60 days of May 11, 2007.

(5)          Represents 83,360 shares held by Mr. Conte individually and 251,104 shares issuable upon exercise of outstanding options held by Mr. Conte exercisable within 60 days of May 11, 2007.

(6)          Represents 164,926 shares held by Mr. Adkins individually (of which 137,500 shares are subject to a right of repurchase as of May 11, 2007) and 414,061 shares issuable upon exercise of outstanding options held by Mr. Adkins exercisable within 60 days of May 11, 2007.

(7)          Represents 404,409 shares held by Ms. Abrams individually. Based solely on information available to Opsware as of Ms. Abrams’ termination date of October 31, 2006.

(8)          Represents 833,312 shares held by the Ovitz Family Limited Partnership, 150,000 shares held by Mr. Ovitz individually, and 187,500 shares issuable upon exercise of outstanding options held by Mr. Ovitz exercisable within 60 days of May 11, 2007.

(9)          Represents 580,210 shares held by the Michael James Homer Trust dated June 3, 1998, 120,000 shares held by the Homer Family Partnership, and 85,416 shares issuable upon exercise of outstanding options held by Mr. Homer exercisable within 60 days of May 11, 2007.

(10)   Represents 75,000 shares held by Mr. Campbell individually and 137,500 shares issuable upon exercise of outstanding options held by Mr. Campbell exercisable within 60 days of May 11, 2007.

(11)   Represents 7,000 shares held by Mr. Lorne individually and 112,500 shares issuable upon exercise of outstanding options held by Mr. Lorne exercisable within 60 days of May 11, 2007.

(12)   Represents 84,631 options held by Mr. Volpi individually and 85,416 shares issuable upon exercise of outstanding options held by Mr. Volpi exercisable within 60 days of May 11, 2007.

(13)   Represents 17,468,122 shares (of which 275,000 shares are subject to a right of repurchase as of May 11, 2007) and 8,107,877 shares issuable upon exercise of outstanding options exercisable within 60 days of May 11, 2007.

(14)   Based solely on a Schedule 13G filed February 7, 2007. Delaware Management Holding’s address is 2006 Market Street, Philadelphia, Pennsylvania 19103.

(15)   Based solely on a Schedule 13G filed February 14, 2007. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Opsware’s financial reporting process and its system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. Opsware’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee of the Board monitors and reviews these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the audit committee has relied on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and that, together with other disclosures, they present fairly the company’s financial condition and the results of its operations, (b) the representations of the independent registered public accounting firm included in their report on Opsware’s financial statements, and (c) the responses of management and the independent registered public accounting firm to inquiries made of them by the audit committee.

The audit committee, which is comprised entirely of non-management directors, operates under a written charter. The current members of the audit committee are Mr. Campbell, Mr. Homer and Mr. Lorne.

The audit committee met eight times, in person or by conference call, during the fiscal 2007. In those meetings, the audit committee generally reviewed matters of accounting policy, internal controls and accounting and auditing issues as they arose, as well as regularly monitored Opsware’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. During fiscal 2007, the audit committee reviewed and approved each of the Company’s periodic reports required under the Securities Exchange Act of 1934. Subsequent to fiscal 2007, the audit committee reviewed and discussed the audited financial statements of Opsware for the fiscal year ended January 31, 2007 with management. In addition, the audit committee has discussed with Ernst & Young LLP, Opsware’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The audit committee has also received the written disclosures and the letter from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the audit committee has discussed the independence of Ernst & Young LLP with that firm.

The audit committee believes it is useful to meet periodically (1) by itself, (2) with Opsware’s independent registered public accounting firm, (3) with senior members of Opsware’s financial team, and (4) with Opsware’s outside legal counsel, in each instance with no other members of management present. Such separate meetings are not held on every occasion that the audit committee assembles, but they are held periodically. From time to time, the chairman of the audit committee, Mr. Lorne, conducts such discussions individually on behalf of the audit committee. Such meetings are held, among other reasons, to ensure that these individuals have an opportunity to communicate any concerns or issues regarding Opsware to the audit committee.

The audit committee has recommended to the Board and to Opsware’s stockholders that Ernst & Young LLP be retained as Opsware’s independent registered public accounting firm for fiscal 2007. However, the audit committee has the sole authority to appoint Opsware’s independent registered public accounting firm, and retains the right to oversee their activities and to make, or to recommend, a change in accounting firms at any time (without necessarily obtaining interim approval or ratification from Opsware’s stockholders).

Management of Opsware has reviewed with the audit committee the audited financial statements contained in Opsware’s Annual Report on Form 10-K and has discussed the desirability, not just the acceptability, of the accounting principles adopted, the reasonableness of significant accounting judgments and estimates (to the extent they are discretionary), the clarity of disclosures in the financial statements, and the overall fairness of the presentation of the financial statements and other information contained in Opsware’s Annual Report on Form 10-K.

During the course of the fiscal 2007, the audit committee continued to oversee management’s compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the audit committee received periodic updates provided by management and Ernst & Young LLP at committee meetings. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of Opsware’s internal control over financial reporting. The audit committee also received and reviewed the report of management contained in Opsware’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Opsware’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of the internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Opsware’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2008.

In reliance on its reviews and discussions and the report of the independent registered public accounting firm, the audit committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Opsware’s Annual Report on Form 10-K for fiscal 2007.

Respectfully submitted by:
William V. Campbell
Mike J. Homer
Simon M. Lorne

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides qualitative and quantitative information and context for the information presented in the Summary Compensation table and other tables and narrative that follow. This section describes (1) the objectives and philosophy underlying our executive compensation policies and decisions; (2) the primary elements of our executive compensation program; (3) the process by which we establish executive compensation programs and awards; and (4) our fiscal 2007 and current fiscal 2008 compensation programs and awards for our Chief Executive Officer, Chief Financial Officer and the three other executive officers listed in the Summary Compensation table below. We refer to these executive officers as our named executive officers elsewhere in this proxy statement. The Compensation and Organizational Development Committee of our Board of Directors (or the “Committee”) plays an active role in all aspects of executive compensation. The current members of the Committee are Mr. Campbell, Mr. Lorne and Mr. Volpi.

Introduction

The Committee establishes Opsware’s general compensation policies, as well as compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that our executive compensation programs: (i) enable Opsware to attract and retain key people, (ii) motivate them to achieve or exceed key objectives, (iii) are at reasonable and fiscally responsible levels and (iv) are fundamentally fair to all stakeholders.

The role of the Committee is to set the salaries and other compensation of Opsware’s executive officers, to make grants of stock-based incentive awards and to administer the stock option and other employee equity and bonus plans. To some extent, the execution of these responsibilities has been delegated to the Company’s management within defined parameters. The Committee has the authority to engage and has engaged the services of independent consultants as described below. The Committee’s charter reflects these various responsibilities. The Committee and the Board periodically review the charter. You may find a copy of the charter posted on Opsware’s website at http://www.opsware.com/company/governance.

The Committee meets at scheduled times once a quarter and holds additional meetings from time to time as necessary to review and discuss relevant matters, including executive compensation. The Committee also considers and takes action by written consent.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by Opsware, and one that aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds established goals. Our ultimate objective is to improve stockholder value, while at the same time observing overall fiscal discipline. The Committee evaluates both performance and compensation to ensure that Opsware maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

Our compensation philosophy includes the following guiding principles for structuring a compensation program that meets the objectives outlined above:

•       Compensation Should Reflect our Pay for Performance Culture.   A core element of our compensation philosophy is our firm belief that pay should be directly linked to performance.

Accordingly, a significant and growing portion of our executive compensation is contingent on, and varies based on, achievement of a combination of company and individual performance goals.

•       Compensation Should Reflect Responsibility and Accountability.   Total compensation should be higher for individuals with greater responsibility, greater ability to influence our achievement of our corporate goals, and greater accountability for those goals. As responsibility increases, a greater portion of the executive’s total compensation should be performance-based pay, contingent on the achievement of company and individual performance goals. Equity-based compensation should also generally be higher for executives with higher levels of responsibility and accountability for results. A significant portion of their total compensation should be dependent on long-term stock appreciation.

•       Compensation Should Enhance Stockholder Value.   Compensation should focus management on achieving its short-term (annual) results in a manner that also supports our long-term success and profitability. Annual performance-based pay creates incentives for achieving results that enhance stockholder value in the short term, while stock options serve to align the interests of our executives with our stockholders over a longer time frame.

•       Compensation Should be Reasonable and Responsible.   While Opsware’s overall executive compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve company goals, we believe that compensation should be set at reasonable and fiscally responsible levels.

Compensation Components

Our executive officers’ compensation currently has three primary components—(i) base compensation or salary, (ii) annual cash bonuses under a performance-based, non-equity incentive plan, and (iii) equity awards in the form of options and/or restricted stock awards granted pursuant to our 2000 Incentive Stock Plan. Executive officers are also eligible to participate in our employee benefit plans, such as medical, dental, vision, group life, short term and long term disability, and accidental death and dismemberment insurance, our Employee Stock Purchase Plan and our 401(k) plan, in each case on the same basis as other employees.

We fix executive officer base compensation at a level that we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other private and public companies with which we believe we generally compete for executives. To this end, and with the assistance of the compensation consultant discussed below, we access and review comparative market data when making crucial executive officer hiring decisions and annually when we review executive compensation. We designed our executive bonus arrangements to focus our management on achieving key corporate financial objectives, to motivate certain desired individual behaviors and to reward substantial achievement of these company financial objectives and individual goals. We utilize cash bonuses to reward performance achievements with a time horizon of one year or less and we utilize salary as the base amount necessary to match our competitors for executive talent. We utilize stock options and restricted stock awards to reward and incentivize long term corporate performance.

We view the foregoing components of compensation as related but distinct. Although the Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Except as described below, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation at a reasonable competitive level. If Opsware performs well over a long-term period and our stock price appreciates, we also believe employees should be rewarded through equity so that employees benefit in a similar manner as our shareholders.

The Committee performs an annual strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even in all cases technology companies. The Committee’s most recent review occurred in February 2007. Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chief Executive Officer, Chairman of the Board, General Counsel, Chief Financial Officer and our Director of Human Resources.

The Committee oversees all compensation decisions (including the establishment of salary and bonus levels and the award of bonus and equity grants) for the executive officers. As required under NASDAQ rules, the Chief Executive Officer does not participate in the deliberation and approval process with respect to his compensation. The Chief Executive Officer and Director of Human Resources annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including those with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee exercises its discretion in accepting or modifying any recommended adjustments or awards to executives.

We account for equity compensation paid to our executives and employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position.

Compensation Consultant

Beginning in November 2004, the Committee retained Compensia, Inc., an independent compensation consultant to advise on matters related to executive compensation and general compensation programs. The consultant has assisted the Committee from time to time by providing comparative market data on compensation practices and programs, as well as guidance on industry best practices. The consultant has also provided advice with respect to specific projects, including assisting in the review of our policy regarding fees paid to our directors as well as other equity and non-equity compensation awarded to non-employee directors.

Compensation Benchmarking Relative to Market

Based on the foregoing objectives, the Committee has structured Opsware’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by Opsware and reward the executives for achieving such goals. In furtherance of this, the Committee considers relevant market data from the Radford Executive Survey and proxy statement information for similarly sized high technology companies in the San Francisco Bay Area, including enterprise software companies. The Committee does not fix executive compensation at a particular market percentile level or range, but does consider the percentiles when making compensation decisions for executives. The Committee believes that reviewing market data helps Opsware compensate at a level that is necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable. The Committee believes that, given the industry in which we operate and the corporate culture that we have created, our cash compensation and equity levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Compensation Decisions

Base Salary.

The factors considered by the Committee in determining base salaries for fiscal 2007 varied depending on the position of each executive, but generally included the following factors: (1) the executive pay recommendations made by our Chief Executive Officer (except in the case of the CEO himself); (2) managerial talent and the committee’s organizational assessment of Opsware’s leadership team; (3) comparisons to market data and (4) other quantitative and qualitative factors, including the scope of the executive’s particular job, his or her performance in the job, the expected value of the executive’s future impact or contribution to Opsware’s success and growth, the executive’s prior experience and salary history and Opsware’s recent financial performance and market competitiveness.

For fiscal 2007, our Chief Executive Officer presented his base salary recommendations for our other executive officers, including the named executive officers, to the Committee. The Committee then discussed the Chief Executive Officer’s recommendations and, based on the factors described above, approved base salaries for fiscal 2007.

For the Chief Executive Officer’s fiscal 2007 salary, the Committee discussed our Chief Executive Officer’s performance and reviewed competitive data and analyses collected or developed by our Human Resources department. Based on this review, the Committee set the Chief Executive Officer’s salary for fiscal 2007 at $350,000, which was unchanged from the prior fiscal year.

The base salaries in effect for fiscal 2007 for our named executive officers were as follows:

Executive Officer (Position)	FY07 Base Salary	Percent Change (relative to FY06)
Benjamin A. Horowitz (President & CEO)	$350,000	0%
David F. Conte (Chief Financial Officer)(1)	$235,000	18%
James E. Adkins (Executive Vice President of Products)	$250,000	0%
Mark D. Cranney (Executive Vice President of Worldwide Field Operations)	$250,000	0%
John L. O’Farrell (Executive Vice President of Business Development)	$330,000	0%

(1)          Mr. Conte was promoted to our Chief Financial effective as of July 12, 2006. The salary amount stated above reflects Mr. Conte’s salary following his appointment as CFO. The percentage increase amount is relative to Mr. Conte’s salary immediately prior to being appointed CFO.

The base salary review, recommendation and approval process for fiscal year 2008 was substantially the same as for fiscal 2007. The fiscal year 2008 salaries for the named executive officers are as follows:

Executive Officer	FY08 Base Salary	Percent Change (relative to FY07)
Benjamin A. Horowitz	$350,000	0%
David F. Conte	$250,000	6%
James E. Adkins	$250,000	0%
Mark D. Cranney	$250,000	0%
John L. O’Farrell	$330,000	0%

Bonuses.

We provide each of our executive officers with an annual bonus arrangement based upon the achievement of corporate and individual performance objectives. As an “at-risk” compensation arrangement, the bonus is designed in large part to reward executive officers for achieving company-critical financial and operational goals that we believe correlate closely with creating stockholder value.

The Committee, working with our management, oversees corporate performance objectives for our executive bonus arrangements. We believe these corporate objectives are challenging to attain and motivate high business performance and support attainment of company-critical financial and operational objectives. These objectives were based on our company achieving specified quantitative goals related to certain financial metrics, including bookings, revenue, earnings per share and/or operating cash flow, each of which the Committee believes are good measurements in assessing how our company is performing from a financial standpoint.

The Committee oversees the establishment of personal objectives for our Chief Executive Officer. For our other executive officers, our Chief Executive Officer works directly with each executive to identify and set individual performance objectives, which are then reviewed by the Committee. These personal objectives are generally established during the first half of each fiscal year.

For bonuses to be awarded under the corporate component of these arrangements, our company must first achieve a specified bookings threshold for the fiscal year. Assuming this threshold is met, which we believe is a challenging threshold for our company to meet, the Committee then determines whether the other applicable company objectives, if any, were achieved for a particular measurement period and, if so, the level of achievement. The level of achievement of individual performance objectives for our Chief Executive Officer and for executive officers is also reviewed and approved by the Compensation Committee. The bonus arrangements also generally include an accelerator component such that if we exceed a specified bookings target in a fiscal year, the executive’s bonus award may be increased on a linear progression scale, up to a maximum of two times their bonus target amount.

In February 2007, our Chief Executive Officer presented his recommendations for bonus payouts to the executive officers based on their individual performance and our company’s fiscal 2007 achievement of the corporate objectives. The Committee reviewed these recommendations, and approved bonus payouts for these officers.

In February 2007, the Committee also determined the bonus payout for our Chief Executive Officer based upon his individual performance and our company’s performance relative to the corporate objectives. For fiscal 2007, fifty percent of Mr. Horowitz’s bonus arrangement was based on quantitative company goals and the remaining fifty percent was tied to qualitative individual goals relating to items such as strategic decision making, management practices and best practices innovation within the company.  The Committee determined that Mr. Horowitz had met, and in some cases, exceeded the quantitative and qualitative bonus criteria established by the Committee at the beginning of the preceding fiscal year.  Accordingly, the Committee awarded Mr. Horowitz a cash bonus of $350,000 for his performance during fiscal 2007.

In summary, the bonus payouts approved in February 2007, based on fiscal 2007 performance, for our named executive officers are as follows:

	FY07	FY07	FY07
Executive Officer	Target (% of Base Salary)	Attainment (% of Target)	Bonus Paid
Benjamin A. Horowitz	100%	100%	$350,000
David F. Conte	50 (1)	85	83,317
James E. Adkins	50	83	103,750
Mark D. Cranney	100	98	244,125
John L. O’Farrell	10	75	24,750

(1)          Mr. Conte’s base salary was increased upon his appointment to CFO in July 2007. Accordingly, the base salary used for Mr. Conte’s bonus target was calculated based on his average salary during all of fiscal 2007.

For this coming fiscal 2008, the Committee approved bonus arrangements for our executive officers in February 2007. The fiscal 2008 arrangements are structured substantially the same as for fiscal 2007, except that bonus targets, as a percentage of salary, have generally increased. As described above, executive base salaries for fiscal 2008 were generally unchanged from the prior fiscal year. Accordingly, the Committee believes the increased bonus targets for fiscal 2008 provide continuing incentives and motivation to each of our executive officers. For fiscal 2008, Messrs. Adkins, Conte, Cranney, Horowitz and O’Farrell are eligible to receive a target bonus of up to an aggregate of 55%, 55%, 150%, 100% and 15%, of their base salary, respectively.

In addition, the Committee has periodically awarded additional cash “spot” bonuses to executive officers for particularly significant achievements or contributions. During fiscal 2007, the Committee awarded Messrs. Horowitz and O’Farrell spot bonuses of $50,000 and $100,000, respectively, for their significant contributions to the company’s partnership efforts.

Long-Term Stock-Based Incentive Awards.

The Committee believes that stock-based incentive awards, such as stock options and restricted stock awards, link the interests of executive officers with the long-term interests of Opsware’s stockholders by providing substantial incentive to officers to work towards maximizing stockholder value. Stock-based awards generally vest and become exercisable over a four-year period as a means of encouraging executive officers to remain with Opsware and to promote its success. Our executives receive value from stock options only to the extent that our company’s stock price, and therefore, stockholder value, increases from the stock price on the grant date. This approach is designed to focus executive officers on the enhancement of stockholder value over the long term and encourage equity ownership in Opsware.

Opsware grants stock options in accordance with its 2000 Incentive Stock Plan. In fiscal 2007, stock options were granted to all executive officers to aid in retention and to further align their interests with those of Opsware’s stockholders. Stock awards are also granted to executive officers when they first join Opsware. This initial grant is designed to be competitive with those of comparable companies for the level of the job that the executive holds and to motivate the executive to make the kind of decisions and implement strategies and programs that will contribute to an increase in the stock price of Opsware over time.

When assessing whether, and to what extent, executives should receive stock option grants during fiscal 2007, the Committee considered many factors, including the executive’s ongoing contributions to Opsware, retention consideration (including the current amount of unvested equity awards held by each executive), past performance and the ability to create a long-term incentive to achieve or exceed Opsware’s financial goals.

Opsware has historically used time-based stock options as its primary equity incentive. On limited occasions, these stock options have been supplemented by restricted stock in part to address situations where a significant portion of an executive’s option holdings are out-of-the-money, or “underwater.” These restricted stock grants generally have the same four-year vesting period as our option grants.

Equity awards to our officers are generally made on an annual basis, together with the annual option grants made to all other employees of our company. In February 2006, the Committee approved stock option grants to the executives based upon the considerations discussed above. The amounts and other details of the grants to the named executive officers are shown in the table below entitled “Grants of Plan-Based Awards in the Fiscal Year Ended January 31, 2007.”

The Committee also desires to create the appropriate balance between stock-based executive pay and stock usage/dilution. Accordingly, the Committee has taken the following steps to manage our company’s equity compensation plan:

•       Our net issuance of stock-based awards to all employees, including executives, was 3.4% of outstanding common stock in fiscal 2007, which we believe to be at or below the average for companies that operate within our industry; and

•       The number of equity grants to individual executive officers is generally based on individual performance against achievement of their annual objectives in the preceding year and the expected future contribution and long-term retention of the executive.

Our executives (other than our CEO) are also eligible to participate in our Employee Stock Purchase Plan on the same terms as all other employees of our company. The Employee Stock Purchase Plan permits our eligible officers to purchase shares of our common stock at a discount on a periodic basis through payroll deductions of between 1% and 15% of their cash compensation. Each offering period under this plan is for a 24 month fixed duration and consists of four six-month purchase periods. The purchase price for shares of our common stock purchased under this plan is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. No officer will be able to purchase shares having a fair market value of more than $25,000, which is determined as of the first day of the applicable offering period, for each calendar year.

We do not have stock ownership guidelines for our officers at this time. The Committee will periodically evaluate this matter, and implement changes where it deems necessary.

Equity Grant Policy and Practices

Our Board of Directors has delegated the approval of equity awards to our Compensation Committee. In May 2006, the Committee adopted a written policy relating to equity award grants to executives and employees that includes the following:

•       Limited Delegation.   The Committee has authorized our Chief Executive Officer to grant individual stock awards to non-executive employees in connection with new hire or ongoing performance grants. This delegation includes certain written parameters, including a cap on the number of stock options that can be granted to any non-executive employee and a summary matrix listing the maximum number of option shares that may be granted for various job positions at Opsware.

•       Grant Date.   The grant date of any equity award—whether approved at a meeting or by written consent—is established in advance by the written policy and will in no case be earlier than the date the last required approval is obtained. The exercise price of all stock options is set at the closing price of our common stock on the NASDAQ Global Market on the grant date.

•       Timing of Equity Grants for Newly Hired Employees.   Equity awards to newly-hired employees are submitted for approval on a pre-set weekly basis. A grant is generally awarded effective as of the first grant date following the employee’s date of hire.

•       Timing of Equity Grants for Newly-Promoted Employees and Performance Grants.   Equity awards to newly-promoted employees and performance grants are approved on a pre-set date each quarter, which date is designed to follow each of our quarterly earnings calls. The policy authorizes the Committee to make limited exceptions to the pre-set grant date schedule if the Committee determines the exception is advisable and otherwise in compliance with applicable law. Pursuant to this authority, the Committee approved an exception to the pre-set grant date schedule when it awarded a stock option grant to Mr. Conte upon his appointment to CFO in July 2007.

Severance and Change in Control Payments

We have entered into specific change in control arrangements from time to time with certain executive officers. The Committee provided these change of control benefits in part to enable us to induce our executives to work at a small, dynamic and rapidly growing company where their longer-term compensation would largely depend on future stock appreciation. Our executive officers may from time to time have competitive alternatives that may appear to them to be more attractive and/or less risky than working at Opsware. The change of control benefits also mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the company, particularly when the services of the executive officers may not be required by the acquiring company. In February 2007, the Committee approved a new change of control policy that applies generally to all of our executive officers. The Committee believes this policy helps achieve greater internal fairness and consistency among the executive officer group and provides appropriate incentives for executives when evaluating a potential acquisition of the company. For a detailed description of these change of control benefits, including our change of control policy, please see the discussion below under “Executive Compensation—Change in Control and Severance Arrangements/Potential Payments.”

Conclusion

Through the plans and policies described above, a significant portion of Opsware’s executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Committee believes equity compensation is vital to the long-term success of Opsware. The Committee remains committed to this policy, recognizing the very competitive market for talented executives. Going forward, the Committee intends to continue to evaluate Opsware’s executive compensation plans and policies, and will consider, among other things, the accounting treatment of stock options, dilution, the incentive value of various equity vehicles, the role of cash and equity and the need to retain key talent.

The Committee has reviewed all components of compensation paid to each of our executive officers during fiscal 2007, including annual base salary, target bonus and equity compensation. Based on this review, the Committee finds such total compensation to be appropriate and believes that long-term stockholder value was enhanced by the corporate and individual performance achievements of Opsware’s executives in fiscal 2007.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy, filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Respectfully submitted by:

William V. Campbell
Michelangelo A. Volpi
Simon M. Lorne

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended January 31, 2007, none of the individuals serving on the compensation committee was an officer or employee of Opsware, nor have any of these individuals served as an officer of Opsware at any other time. None of these individuals had any transactions of the type required to be disclosed under Item 404 of Regulation S-K. During our fiscal year ended January 31, 2007, no executive officer of Opsware served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or our compensation committee.

Summary Compensation Table

The following table presents compensation information for the year ended January 31, 2007 awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this proxy statement.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Benjamin A. Horowitz President and Chief Executive Officer	2007	$350,000	$50,000	—	$1,295,354	$350,000	—		$2,045,354
David F. Conte Chief Financial Officer(4)	2007	218,146	10,000	—	290,323	83,317	—		601,786
James E. Adkins Executive Vice President of Products	2007	250,000	—	$350,866	625,926	103,750	—		1,330,542
Mark D. Cranney Executive Vice President of Worldwide Field Operations	2007	250,000	—	350,866	972,361	244,125	—		1,817,352
John L. O’Farrell Executive Vice President of Business Development	2007	330,000	100,000	86,472	242,220	24,750	—		783,442
Sharlene P. Abrams Chief Financial Officer(5)	2007	243,750	—	—	235,447	—	28,125	(6)	507,322

(1)             For Mr. Horowitz and Mr. O’Farrell, these amounts represent discretionary “spot” bonuses approved by the Compensation and Organizational Development Committee. Please see the section entitled “Compensation Discussion and Analysis” for further information. Mr. Conte’s spot bonus was awarded prior to his appointment as an executive officer.

(2)             These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended January 31, 2007 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. The calculation for each individual named above includes any equity awards held by such individual that vested during the year ended January 31, 2007. Assumptions used in the calculation of this amount are included in footnote 1 to our audited financial statements for the year ended January 31, 2007 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2007.

(3)             The amounts shown in this column reflect the cash bonus payouts awarded for fiscal year 2007 performance and paid in March 2007. These bonus payouts are described further under “Compensation Discussion and Analysis” in this Proxy Statement.

(4)             Mr. Conte was promoted to CFO effective as of July 12, 2006. The amounts listed include compensation earned in fiscal 2007 by Mr. Conte prior to his promotion to CFO.

(5)             Ms. Abrams resigned as Chief Financial Officer effective as of July 12, 2006. Ms. Abrams terminated her employment with Opsware as of October 31, 2006.

(6)             Represents accrued vacation paid out upon Ms. Abrams’ termination.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information with regard to cash bonuses for fiscal 2007 under our performance-based, non-equity incentive plan, and with regard to each stock option granted to each named executive officer during fiscal 2007.

					All Other Option Awards:
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Number of Shares Underlying Option	Exercise Price of Option	Grant Date Fair Value Of Option
Name	Date	Threshold	Target	Maximum	Awards(1)	Awards(2)	Awards(3)
Benjamin A. Horowitz	3/15/06	—	350,000	700,000	300,000	$7.93	$1,770,300
David F. Conte	3/15/06	—	117,500	235,000	50,000	$7.93	$295,050
	7/13/06	—	—	—	200,000	$7.17	$1,057,400
James E. Adkins	3/15/06	—	125,000	250,000	50,000	$7.93	$295,050
Mark D. Cranney	3/15/06	—	250,000	500,000	75,000	$7.93	$442,575
John L. O’Farrell	3/15/06	—	33,000	66,000	100,000	$7.93	$590,100
Sharlene P. Abrams	3/15/06	—	32,500	65,000	40,000	$7.93	$236,040

(1)          All option awards granted in fiscal 2007 were made under our 2000 Incentive Stock Plan. Each of these options vest as to 1/48th of the total number of shares each month following the grant date. Options expire ten years from the date of grant.

(2)          Represents the fair market value of a share of our common stock based on the closing stock price of our Common Stock on the grant date.

(3)          These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended January 31, 2007 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. The calculation for each individual named above includes any equity awards held by such individual that vested during the year ended January 31, 2007. Assumptions used in the calculation of this amount are included in footnote 1 to our audited financial statements for the year ended January 31, 2007 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2007.

Narrative to Summary Compensation Table and Grants of Fiscal 2007 Plan-Based Awards

See Compensation Discussion and Analysis above for complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table and Grants Plan-Based Awards in Fiscal 2007 were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Outstanding Equity Awards at Fiscal Year Ended January 31, 2007

The following table presents information regarding outstanding equity awards held by our named executive officers at January 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(6)
Benjamin A. Horowitz	62,500		237,500	$7.93	3/14/2016
	191,666		208,334	$5.80	2/22/2015
	291,665		108,335	$8.22	2/23/2014
	383,333		16,667	$1.85	3/3/2013
	750,000		0	$3.68	12/3/2011
Total:	1,679,164		570,836
David F. Conte	24,999		175,001	$7.17	7/12/2016
	10,416		39,584	$7.93	3/14/2016
	5,728		6,772	$5.16	3/30/2015
	5,727		6,773	$5.13	3/13/2015
	15,103		9,897	$5.00	8/11/2014
	18,749		6,251	$7.79	1/28/2014
	9,375		625	$2.45	4/7/2013
	37,730		0	$0.62	10/13/2012
	37,270		0	$0.47	10/3/2012
	750	(1)	0	$3.68	12/3/2011
	9,000		0	$3.68	12/3/2011
	10,000		0	$1.46	9/18/2011
	10,000		0	$2.55	6/12/2011
	1,330	(2)	0	$5.31	3/27/2011
	7,944	(3)	0	$8.00	2/8/2011
Total:	204,121		244,903
James E. Adkins	10,416		39,584	$7.93	3/14/2016	150,000	(5)	$1,200,000
	312,499	(3)	287,501	$6.40	12/8/2014
Total:	322,915		327,085
Mark D. Cranney	15,624		59,376	$7.93	3/14/2016	150,000	(5)	$1,200,000
	107,812		117,188	$5.80	2/22/2015
	60,416	(3)	39,584	$5.28	8/17/2014
	400,000	(3)	200,000	$7.73	5/2/2014
Total:	583,852		416,148
John L. O’Farrell	20,833		79,167	$7.93	3/14/2016
	47,915		52,085	$5.80	2/22/2015
	33,208		0	$0.47	10/3/2012
	135,000		0	$1.99	4/11/2012
	125,792	(4)	0	$1.99	4/11/2012
	750	(1)	0	$3.68	12/3/2011
	600,000	(3)	0	$6.00	3/7/2011
Total:	963,498		131,252

Unless otherwise footnoted below, the equity awards above vest as to 1/48th of the shares each month over a four-year period.

(1)          Options vest over a two year period, with 1/24th vesting monthly.

(2)          Options vest over a two year period, with 50% vesting after one year and an additional 1/24th of the total number of shares vesting monthly thereafter.

(3)          Options vest over a four year period, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting monthly thereafter.

(4)          Options vest over a three year period, with 50% vesting after one year and an additional 1/48th of the total number of shares vesting monthly thereafter.

(5)          Restricted shares vest over a four year period, with 1/16th of the total number of shares vesting following each fiscal quarter of Opsware.

(6)          Assumes a stock price of $8.00, which was the closing price of our common stock on January 31, 2007, the last day of our fiscal year

Option Exercises and Stock Vested at Fiscal Year Ended January 31, 2007

The following table sets forth information regarding the exercise of options and vesting of restricted stock during fiscal 2007.

	Option Awards		Stock Awards
Name	Acquired On Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)		Value Realized On Vesting ($)(2)
Benjamin A. Horowitz	—	—	—		—
David F. Conte	11,000	$59,507	—		—
James E. Adkins	—	—	50,000	(3)	$375,075
Mark D. Cranney	—	—	50,000	(3)	375,075
John L. O’Farrell	307,314	$2,125,070	19,686		138,898
Sharlene P. Abrams	87,915	$147,727	93,750		$665,833

(1)          The value realized equals the difference between the option exercise price and the fair market value of Opsware common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)          The value realized equals the fair market value of Opsware common stock on the vesting date, multiplied by the number of shares that vested.

(3)          Of this amount, 17,678 shares were withheld by Opsware to cover tax withholding obligations.

Equity Compensation Plans

As of January 31, 2007, we maintained our 2000 Incentive Stock Plan and Employee Stock Purchase Plan, each of which was approved by our stockholders. Our 1999 Stock Plan and 2000 Stock Plan, each of which was terminated in connection with our initial public offering in March 2001, were also approved by our stockholders. The following table gives information about equity awards under all of our equity compensation plans as of January 31, 2007:

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by stockholders	18,826,319	$5.62	17,105,945 (1)
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	18,826,319	$5.62	17,105,945

(1)          Of these, 12,549,550 shares remained available for grant under the 2000 Incentive Stock Plan and 4,556,395 shares remained available for grant under the Employee Stock Purchase Plan. The 2000 Incentive Stock Plan provides for an increase in the number of shares reserved for issuance under the plan on the first day of each fiscal year in an amount equal to the least of (i) 9,000,000 shares, (ii) 6% of the outstanding shares on such date, or (iii) an amount determined by the Board. The Employee Stock Purchase Plan provides for an increase in the number of shares reserved for issuance under the plan on the first day of each fiscal year in an amount equal to the least of (i) 5,000,000 shares, (ii) 2% of the outstanding shares on such date, or (iii) an amount determined by the Board. The shares available for grant under the 2000 Incentive Stock Plan may be granted as restricted stock awards.

(2)          Options to purchase 137,089 shares of Opsware common stock were assumed through our acquisition of Rendition Networks, after giving effect to the applicable exchange ratio. These assumed options had a weighted average exercise price of $1.29 per share. No further shares are available for issuance under the plan under which these options were granted.

Change in Control and Severance Arrangements / Potential Payments

Generally Applicable Terms.   Each of our stock plans provide that all awards granted under the plan will become fully vested and exercisable following a change of control if the successor corporation does not assume or substitute such awards.

Change in Control Policy for Executives.   In February 2007, our Compensation and Organizational Development Committee approved a new change in control policy that applies to equity awards held by our executive officers. Under this policy, an executive officer’s unvested equity awards are entitled to accelerated vesting if the executive officer is terminated within eighteen months following a change in control either (i) by the acquiring company for any reason other than cause, (ii) by the executive for “constructive termination” or (iii) by the executive for “good reason”.

The percentage of unvested stock eligible for acceleration is generally 100%, but may be less if the executive has not achieved certain tenure with the Company. Constructive termination is generally defined as a material adverse change in the executive’s responsibilities that causes the executive’s position with the acquiring company to be of materially less stature or responsibility than it was prior to the acquisition. Good reason is generally defined as a material reduction in the executive’s overall cash compensation

(base salary and bonus) or a relocation of employment to a location more than 50 miles from our current headquarters. Executives are not eligible for accelerated vesting for constructive termination until they have completed a twelve month transition period with the acquiring company.

All current and future equity awards granted to executive officers are eligible for the accelerated vesting provided by this policy. The obligation to accelerate vesting under this policy is expressly conditioned upon the executive officer’s execution and delivery of a customary general release and waiver of claims.

Individual Change in Control Provisions.   If an executive officer has outstanding equity awards with change in control provisions that are more favorable than what is provided by the change in control policy described above, the more favorable change of control provisions will prevail. To the extent applicable, the more favorable provisions are described below under the respective executive officer’s name.

Benjamin A. Horowitz.   In February 2004, Mr. Horowitz was granted an option to purchase 400,000 shares of our common stock at an exercise price of $8.22 per share. This option vests as to 1/48th of the shares each month after the option grant. Upon a change of control, the vesting of this option will be accelerated as to 50% of the shares subject to the option that have not vested at such time and an additional 1/24th of the shares subject to the option that have not vested at such time will vest and become exercisable each month following the change of control, so that all the shares subject to the option will be vested on the date 12 months after the change of control. In addition, upon a termination of Mr. Horowitz’s employment without cause, the vesting of this option will be accelerated in full. The change in control policy described above (“Change in Control Policy for Executives”) applies to all other equity awards held by Mr. Horowitz.

The following table summarizes the potential value of accelerated stock options for Mr. Horowitz upon termination of employment or a change in control under each situation below. The table assumes the employment of Mr. Horowitz was terminated on January 31, 2007, which is the last business day of our fiscal year.

					Following a Change of Control
Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause		Upon a Change In Control		Involuntary Termination Not For Cause	Termination For Good Reason	Constructive Termination(1)
Value of accelerated stock options(2)	—	(3)	—	(3)	$577,462	$577,462	$577,462

(1)          Calculation assumes the named executive satisfied the minimum post-acquisition transition period necessary for receiving accelerated vesting.

(2)          The value realized equals the fair market value of Opsware common stock on January 31, 2007 less the exercise price of the equity award, multiplied by the number of shares that receive accelerated vesting.

(3)          Mr. Horowitz’s stock option grant from February 2004 provides for acceleration benefits under the situations specified above. However, Opsware’s closing stock price on January 31, 2007 was less than the exercise price for such option.

David F. Conte.   In July 2006, Mr. Conte was granted an option to purchase 200,000 shares of our common stock at an exercise price of $7.17 per share. This option vests as to 1/48th of the shares each month after the option grant. Upon an involuntary termination of Mr. Conte’s employment without cause within 12 months of a change of control, the vesting of this option will be accelerated in full. The change in control policy described above (“Change in Control Policy for Executives”) applies to all other equity awards held by Mr. Conte.

The following table summarizes the potential value of accelerated stock options for Mr. Conte upon termination of employment or a change in control under each situation below. The table assumes the employment of Mr. Conte was terminated on January 31, 2007.

	Following a Change of Control
Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Termination For Good Reason	Constructive Termination(1)
Value of accelerated stock options(2)	$221,165	$221,165	$221,165

(1)          Calculation assumes the named executive satisfied the minimum post-acquisition transition period necessary for receiving accelerated vesting.

(2)          The value realized equals the fair market value of Opsware common stock on January 31, 2007 less the exercise price of the equity award, multiplied by the number of shares that receive accelerated vesting.

James E. Adkins.   In December 2006, Mr. Adkins was granted 200,000 shares of restricted stock at a price of $0.001 per share. These shares are subject to a right of repurchase that lapses as to 6.25% of the total shares on each date that our insider trading window first opens following the public announcement of our earnings results for each fiscal quarter ending on or after April 30, 2006. Upon an involuntary termination of Mr. Adkins’ employment without cause within 12 months of a change of control, the lapsing of the repurchase right will be accelerated as to all of these shares. The change in control policy described above (“Change in Control Policy for Executives”) applies to all other equity awards held by Mr. Adkins.

The following table summarizes the potential value of accelerated stock options and restricted stock for Mr. Adkins upon termination of employment or a change in control under each situation below. The table assumes the employment of Mr. Adkins was terminated on January 31, 2007.

	Following a Change of Control
Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Termination For Good Reason	Constructive Termination(1)
Value of accelerated stock awards(2)	$1,662,622	$1,662,622	$1,662,622

(1)          Calculation assumes the named executive satisfied the minimum post-acquisition transition period necessary for receiving accelerated vesting.

(2)          The value realized equals the fair market value of Opsware common stock on January 31, 2007 less the exercise price of the equity award, multiplied by the number of shares that receive accelerated vesting.

Mark D. Cranney.   In May 2004 and August 2004, Mr. Cranney was granted an option to purchase 600,000 shares of our common stock at an exercise price of $7.73 per share and an option to purchase 100,000 shares of our common stock at an exercise price of $5.28 per share, respectively. These options vested as to 1/4th of the shares one year after the respective vesting commencement date and are vesting as to an additional 1/48th of the shares each month thereafter. Upon an involuntary termination of Mr. Cranney’s employment without cause within 12 months of a change of control, the vesting of these options will be accelerated in full.

In December 2006, Mr. Cranney was granted 200,000 shares of restricted stock at a price of $0.001 per share. These shares are subject to a right of repurchase that lapses as to 6.25% of the total shares on each date that our insider trading window first opens following the public announcement of our earnings results for each fiscal quarter ending on or after April 30, 2006. Upon an involuntary termination of

Mr. Cranney’s employment without cause within 12 months of a change of control, the lapsing of the repurchase right will be accelerated as to all of these shares.

The change in control policy described above (“Change in Control Policy for Executives”) applies to all other equity awards held by Mr. Cranney.

The following table summarizes the potential value of accelerated stock options and restricted stock for Mr. Cranney upon termination of employment or a change in control under each situation below. The table assumes the employment of Mr. Cranney was terminated on January 31, 2007.

	Following a Change of Control
Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Termination For Good Reason	Constructive Termination(1)
Value of accelerated stock awards(2)	$1,623,488	$1,623,488	$1,623,488

(1)          Calculation assumes the named executive satisfied the minimum post-acquisition transition period necessary for receiving accelerated vesting.

(2)          The value realized equals the fair market value of Opsware common stock on January 31, 2007 less the exercise price of the equity award, multiplied by the number of shares that receive accelerated vesting.

John L. O’Farrell.   Upon an involuntary termination of Mr. O’Farrell’s employment without cause or for constructive termination, he will receive a cash payment equal to 12 months of his then-current monthly salary and a cash payment equal to the value of his employee benefits for a period of 12 months. The change in control policy described above (“Change in Control Policy for Executives”) applies to all equity awards held by Mr. O’Farrell.

The following table summarizes the potential value of accelerated stock options, salary and benefits for Mr. O’Farrell upon termination of employment or a change in control under each situation below. The table assumes the employment of Mr. O’Farrell was terminated on January 31, 2007.

			Following a Change of Control
Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Constructive Termination	Involuntary Termination Not For Cause	Termination For Good Reason	Constructive Termination(1)
Value of accelerated stock options(2)	—	—	$120,129	$120,129	$120,129
Salary	$330,000	$330,000	—	—	—
Health benefits payment	$14,314	$14,314	—	—	—

(1)          Calculation assumes the named executive satisfied the minimum post-acquisition transition period necessary for receiving accelerated vesting.

(2)          The value realized equals the fair market value of Opsware common stock on January 31, 2007 less the exercise price of the equity award, multiplied by the number of shares that receive accelerated vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended January 31, 2007 and since the end of this fiscal year, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Our Audit Committee reviews the fairness and approval of any proposed transaction between management and other related parties of the company. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the company’s relationship with the other entity; whether the person has access to confidential company information; and whether the person has an ability to influence company decisions that would affect the other entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires certain insiders and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3, 4 and 5 furnished to Opsware during the fiscal year ended January 31, 2007, no director, officer, beneficial owner of more than 10% of its outstanding common shares, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during the fiscal year ended January 31, 2007.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

Whether or not you expect to attend the meeting, please vote your shares by submitting your instructions by internet or by telephone or complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

A copy of our annual report on Form 10-K for the fiscal year ended January 31, 2007 is enclosed. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, 599 N. Mathilda Avenue, Sunnyvale, CA 94085.

BY ORDER OF THE BOARD OF DIRECTORS

Jordan J. Breslow
General Counsel and Secretary
Sunnyvale, California
May 25, 2007

OPSWARE INC.

599 NORTH MATHILDA AVENUE
SUNNYVALE, CALIFORNIA 94085

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OPSWARE INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 26, 2007

The undersigned hereby constitutes and appoints Jordan J. Breslow and Benjamin A. Horowitz, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders to be held at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California, on Tuesday, June 26, 2007 at 9:30 a.m., Pacific Time, and at any adjournments or postponements thereof, on all matters coming before said meeting. If no contrary indication is made the proxy will be voted for Proposals One and Two, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the annual meeting.

(TO BE CONTINUED AND SIGNED ON REVERSE SIDE.)

Please date, sign and mail your proxy card as soon as possible.

Annual Meeting of Stockholders of

OPSWARE INC.

June 26, 2007

\/ Please Detach and Mail in the Envelope Provided \/

☒ Please mark your votes as in this example.

1.	ELECTION OF THE NOMINEES LISTED AT RIGHT TO THE OPSWARE INC. BOARD OF DIRECTORS.	IN FAVOR OF NOMINEES ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐	Nominees:	Benjamin A. Horowitz Simon M. Lorne

FOR all nominees, except authority withheld to vote for the following nominee(s):

2.	RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS OPSWARE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JANUARY 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted IN FAVOR of the election of the directors named in this proxy card and FOR Proposal Two.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT FOR THE JUNE 26, 2007 ANNUAL MEETING OF STOCKHOLDERS.

Stockholder Signature(s): _________________  Stockholder Printed Name(s): ______________  Date: ________

NOTE:

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. If a corporation, please sign in full corporate name as President or other authorized officer. If a partnership, please sign in partnership name by authorized person.